Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of our report of Royale Energy (the “Company”) dated April 3, 2013, in the Annual Report on Form 10-K for the year ended December 31, 2012, of the Company and its subsidiaries, to be filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the captionis “Experts” in the Prospectus, which is part of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:   /s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
April 15, 2013

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